UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 23, 2021

Emerson Electric Co.

(Exact name of registrant as specified in its charter)

Missouri	1-278	43-0259330
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8000 West Florissant Avenue, St. Louis, Missouri 63136

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (314) 553-2000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Stock, $0.50 par value per share	EMR	New York Stock Exchange
NYSE Chicago
0.375% Notes due 2024	EMR 24	New York Stock Exchange
1.250% Notes due 2025	EMR 25A	New York Stock Exchange
2.000% Notes due 2029	EMR 29	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported, on February 5, 2021, David N. Farr, retired as Chief Executive Officer of Emerson Electric Co. (the “Company”).

On February 23, 2021, the Company and Mr. Farr entered into a letter agreement (the “Letter Agreement”) and related consulting agreement (the “Consulting Agreement”) in connection with his retirement. The Letter Agreement provides that, as previously reported, Mr. Farr will retire as a Director and as non-executive Chairman of the Board on May 5, 2021. The Letter Agreement also provides that he will remain an employee of the Company through May 31, 2021. The Letter Agreement and related Consulting Agreement are summarized below.

Under the Letter Agreement, Mr. Farr agrees, among other things: (i) not to compete with, or solicit or hire the employees of, the Company or any of its affiliates during a period of five years from his retirement date; (ii) not to use or disclose any confidential information of the Company; (iii) to reaffirm all existing non-compete, invention, non-disclosure and non-solicitation obligations he has to the Company; and (iv) to comply with non-disparagement obligations. Mr. Farr will also release and discharge the Company, its affiliates, and its and their respective directors, officers, employees, and agents from any and all claims or liabilities of whatever nature and will remain subject to the Company’s clawback policies.

Under the Letter Agreement, Mr. Farr will continue to receive his base salary and certain other benefits through May 31, 2021. He will remain eligible to receive a 75% pro rata bonus based on the Company’s financial performance for fiscal 2021, and subject to final approval of the Company’s Compensation Committee at the normal time under the program. Mr. Farr will remain eligible to receive a full payout of any earned awards under the Fiscal 2019 – 2021, Fiscal 2020 – 2022 and Fiscal 2021 – 2023 Performance Shares Programs, subject to the Company’s achievement of the applicable performance objectives, to be paid at the normal times provided for under the programs. In addition, all of Mr. Farr’s vested options will remain exercisable through October 1, 2023, their original expiration date.

Mr. Farr will be eligible to receive monthly pension benefits earned under the Company’s qualified and non-qualified pension plans, pursuant to the terms and conditions of, and to be paid in the manner and at the times set forth in such plans. He will also be eligible to receive distributions under the Company’s qualified and non-qualified 401(k) and profit-sharing retirement savings plans, as provided under those plans.

If Mr. Farr violates any of his obligations to the Company under the Letter Agreement, he will forfeit all payments to be made or benefits provided under the Letter Agreement and will repay to the Company, as liquidated damages, one-half of the economic value of all benefits provided to him under the Letter Agreement prior to the date of breach.

The Consulting Agreement provides for an initial term of June 1, 2021 through December 31, 2021, may be extended by the parties, and is subject to the Company’s right to terminate in certain cases. Under the agreement, Mr. Farr would provide such transition, consulting and advisory services on an as-needed basis as may be requested by the Company’s Chief Executive Officer, and would receive consulting fees of $117,000 per month and reimbursement of expenses.

The above description of the Letter Agreement and Consulting Agreement are qualified in its entirety by reference to a copy of the Letter Agreement and Consulting Agreement attached hereto as Exhibits 10.1 and 10.2.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of Exhibits

10.1	Letter Agreement dated February 23, 2021, by and between Emerson Electric Co. and David N. Farr

10.2	Consulting Agreement dated February 23, 2021, by and between Emerson Electric Co. and David N. Farr

104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 26, 2021	EMERSON ELECTRIC CO.

	By:	/s/ John A. Sperino
John A. Sperino
Vice President and Assistant Secretary